PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED JANUARY 8, 2002)                 Registration No. 333-72282

[LUCENT TECHNOLOGIES LOGO]

                            LUCENT TECHNOLOGIES INC.

                      1,885,000 SHARES OF 8.00% REDEEMABLE
                          CONVERTIBLE PREFERRED STOCK

  $1,885,000,000 PRINCIPAL AGGREGATE AMOUNT OF 8.00% CONVERTIBLE SUBORDINATED
            DEBENTURES ISSUABLE IN EXCHANGE FOR THE PREFERRED STOCK

  317,340,127 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE CONVERSION PRIVILEGE ATTACHED TO THE PREFERRED STOCK OR CONVERTIBLE SUBORDINATED DEBENTURES

  46,328,725 SHARES OF COMMON STOCK ISSUABLE IN CONNECTION WITH THE PAYMENT OF
                        DIVIDENDS ON THE PREFERRED STOCK

     This prospectus supplement relates to resales of preferred stock and to sales of convertible subordinated debentures that may be issued in exchange for preferred stock and to common stock that may be issued upon conversion of preferred stock or convertible subordinated debentures, by the securityholders named under the caption "Selling Securityholders" in this prospectus supplement and the accompanying prospectus, all as described under the caption "Plan of Distribution" in the accompanying prospectus. This prospectus supplement should be read in conjunction with the accompanying prospectus dated January 8, 2002, and the prospectus supplements dated February 7, 2002, March 29, 2002, and May 29, 2002, which are to be delivered with this prospectus supplement.

     The table appearing under "Selling Securityholders" in the accompanying prospectus is hereby amended by the addition of, or the listing of additional shares for, the following selling securityholders:

                                                         PRINCIPAL AMOUNT                 SHARES OF
                                             SHARES OF    OF CONVERTIBLE    SHARES OF    COMMON STOCK
                                             PREFERRED     SUBORDINATED      COMMON     OWNED PRIOR TO
SELLING SECURITYHOLDER(1)                    STOCK(2)    DEBENTURES(2)(3)   STOCK(4)    THIS OFFERING
-------------------------                    ---------   ----------------   ---------   --------------
Allegheny Technologies Inc. Pension
  Plan(5)..................................    3,326         3,326,000        559,933         nil
Argent Classic Convertible Arbitrage Fund
  L.P.(6)..................................      350           350,000         58,923         nil
Argent Classic Convertible Arbitrage Fund
  (Bermuda) Ltd.(6)........................      650           650,000        109,428         nil
Davis New York Venture Fund................   38,400        38,400,000      6,464,648         nil
Golden Rule Insurance Company(5)...........      350           350,000         58,923         nil
HFR TQA MasterTrust........................      300           300,000         50,506         nil
JMG Capital Partners, LP...................   34,825        34,825,000      5,862,796         nil
JMG Triton Offshore Fund, Ltd..............      955           955,000        160,775         nil
L.A. Fire and Police Pension Fund(5).......    9,500         9,500,000      1,599,327         nil
LDG Limited................................    1,050         1,050,000        176,768         nil

                                                         PRINCIPAL AMOUNT                 SHARES OF
                                             SHARES OF    OF CONVERTIBLE    SHARES OF    COMMON STOCK
                                             PREFERRED     SUBORDINATED      COMMON     OWNED PRIOR TO
SELLING SECURITYHOLDER(1)                    STOCK(2)    DEBENTURES(2)(3)   STOCK(4)    THIS OFFERING
-------------------------                    ---------   ----------------   ---------   --------------
Maryland State Retirement Fund(5)..........   10,656        10,656,000      1,793,940         nil
NSMD.......................................      300           300,000         50,506         nil
TQA Master Plus Fund Ltd...................    1,250         1,250,000        210,438         nil
Value Line Convertible Fund Inc. ..........      250           250,000         42,088         nil
Zola Partners, L.P. .......................      300           300,000         50,506         nil
Zurich Institutional Benchmarks Master Fund
  LTD c/o TQA Investors, LLC...............      640           640,000        107,745         nil

---------------

(1) Information about other selling securityholders may be provided in prospectus supplements or post-effective amendments.

(2) In each case, none of these securities were held prior to this offering.

(3) Based on the principal amount of convertible subordinated debentures originally issuable in exchange for the preferred stock, calculated by reference to the initial liquidation preference of the preferred stock of $1,000.00 per share. The principal amount is subject to increase as a result of increases in the liquidation preference of the preferred stock to reflect the accretion of unpaid dividends. See "Description of Preferred
    Stock -- Exchange Right" in the accompanying prospectus.

(4) Based on the shares of common stock currently issuable upon exercise of the conversion privilege attached to the preferred stock or the convertible subordinated debentures with fractions rounded up to the nearest whole share. The number of shares of common stock so issuable represents an increase in the shares of common stock originally issuable on account of our June 1, 2002, distribution of our shares of Agere Systems Inc. to our common shareowners and is subject to further adjustments as a result of antidilution adjustments and, in the case of conversion of the preferred stock, increases in the liquidation preference of the preferred stock to reflect the accretion of unpaid dividends. No fractional shares of common stock will be issued upon conversion of the preferred stock. Instead of issuing fractional shares, we will deliver scrip that will entitle the holder to receive a full share upon surrender of such scrip aggregating a full share. See "Description of Preferred Stock -- Conversion Rights" and Description of the Convertible Subordinated Debentures -- Conversion," in the accompanying prospectus.

(5) GEM Capital Management, Inc., a registered investment adviser, has investment discretion with respect to the selling securityholder's above referenced securities.

(6) The number of securities listed in this prospectus supplement against the name of this selling securityholder is in addition to the number of securities listed against the name of this selling securityholder in the accompanying prospectus, as previously supplemented.

     Unless otherwise disclosed in the footnotes to the table above, no selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any or our predecessors or affiliates.

     Our common stock trades on The New York Stock Exchange under the symbol "LU". On June 28, 2002, the closing sale price of our common stock was $1.66 per share.

     INVESTING IN OUR PREFERRED STOCK, CONVERTIBLE SUBORDINATED DEBENTURES OR OUR COMMON STOCK INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE 9 OF THE ACCOMPANYING PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS WHICH ACCOMPANIES THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus supplement is July 1, 2002